                                   SQA, INC.

                                  EXHIBIT 11.1

               SHARES USED IN COMPUTING EARNINGS (LOSS) PER SHARE

                                 (IN THOUSANDS)
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


                                          THREE MONTHS ENDED SEPTEMBER 30,  NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                               1996             1995          1996     1995
                                        -----------------------------------------------------

Weighted average Convertible Preferred
 Stock outstanding during the period
 assuming conversion to Common Stock           ----            5,320           ----    5,320


Weighted average Common Stock
 outstanding during the period                8,036              327          7,964      222


Dilutive effect of Common Stock
 equivalents outstanding during the
 period                                         822             ----            822     ----


Dilutive effect of Common Stock
 equivalents issued subsequent to
 October 15, 1994 (1)                          ----              333           ----      333
                                              -----            -----          -----    -----
                                              8,858            5,980          8,786    5,875
                                              =====            =====          =====    =====

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(1) Options issued at prices below the initial public offering price of $16 per share during the twelve month period immediately prior to the filing of the initial public offering have been included as outstanding for the six month and three month periods ended September 30, 1995. The dilutive effect of the common and common share equivalents was computed in accordance with the treasury stock method.